Exhibit 99.1

BIOSTAR PHARMACEUTICALS, INC. ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

Second Quarter 2009 Revenue Increased 40.6% to Approximately $13.2 Million and Net Income Increased 119.3% to Approximately $3.9 Million with EPS of $0.17 Gross Margins Improved 1630-Basis Points to 73.5% over Q2 2008

Press Release
Source: Biostar Pharmaceuticals, Inc.
On Friday August 14, 2009, 7:30 am EDT

XIANYANG, China, Aug. 14 /PRNewswire-Asia-FirstCall/ -- Biostar Pharmaceuticals, Inc. (OTC Bulletin Board: BSPM - News; "Biostar" or "the Company"), a Xianyang-based developer, manufacturer and supplier of pharmaceutical products and medical nutrients addressing a variety of diseases and conditions, today announced fiscal results for its second quarter ended June 30, 2009.

SUMMARY FINANCIALS

Second Quarter 2009 Results

	Q2 2009	Q2 2008	CHANGE
Net Sales	$13.2 million	$9.4 million	+40.6%
Gross Profit	$9.7 million	$5.4 million	+80.5%
Net Income	$3.9 million	$1.8 million	+119.3%
EPS (Fully Diluted)	$0.16	$0.08	+100%

Six Month 2009 Results

	1H 2009	1H 2008	CHANGE
Net Sales	$20.7 million	$16.2 million	+27.5%
Gross Profit	$14.5 million	$9.6 million	+51.9%
Net Income	$5.7 million	$3.6 million	+58.8%
EPS (Fully Diluted)	$0.24	$0.15	+60%

Second Quarter 2009 Financial Results

Revenue for the second quarter of 2009 increased 40.6% to approximately $13.2 million compared to approximately $9.4 million for the second quarter of 2008. The increase in revenues resulted from Biostar's enhanced marketing and sales efforts which increased sales of its Xin Aoxing Oleanolic Acid Capsule ("Xin Aoxing Capsule") and Tianqi Dysmenorrhea Capsules ("Tainqi Capsule"). Xin Aoxing Capsule, one of Biostar's flagship OTC products which treats symptoms common to hepatitis B patients, contributed approximately 67.5% to total revenues for the quarter, and increased $4.1 million, or 84.1% to $8.9 million, compared to the second quarter of 2008. The increase was primarily due to market penetration in two additional provinces through local wholesalers. Revenues generated by another core OTC product, Tianqi Capsule, which treats dysmenorrhea and bloating for women, increased 25.3% to approximately $1.4 million from the second quarter of 2008. The increase in sales of Tianqi Capsule was mainly due to the continued implementation of the "new rural cooperative medical supply network plan" which markets directly to consumers in China's rural area through retail pharmacies.

Cost of goods sold for the three months ended June 30, 2009 was approximately $3.5 million or 26.5% of revenue as compared to approximately $4.0 million or 42.8% of revenue for the three months ended June 30, 2008.

The Company yielded gross profits of $9.7 million and gross margins of 73.5%, compared to $5.4 million of gross profits and a gross margin of 57.2% during the second quarter of fiscal 2008. Gross profits grew by 80.5% on a year-over-year basis. The increase in gross profit was a result of increased revenue in Xin Aoxing Capsule and Tainqi Capsule and a decrease in raw material prices of Xin Aoxing Capsule and Danshen Granule. The Sichuan province, the main region where herbs are cultivated for raw materials used in manufacturing several of Biostar's OTC medicines, has resumed production after recovering from the earthquake. During the second quarter of 2009, gross margin of three products is over 50%, Xin Aoxing Capsule (84%), Tianqi Capsule (64%) and Taohuasan Pediatrics Medicine (65%).

Operating expenses for the three months ended June 30, 2009 were approximately $4.3 million, up 26.6% from $3.4 million in the same period of 2008. The increase was primarily a result of Biostar's expanded marketing efforts, including increased costs for TV advertising, promotion, and commission associated with an expanded sales force.

Operating income for the second quarter of 2009 totaled approximately $5.5 million, a 170.8% increase from the approximately $2.0 million reported for the second quarter of 2008. Operating margins were 41.3% and 21.4% for the second quarter of 2009 and 2008, respectively. The increase in the operating margin was primarily due to increased revenues and decrease in cost of good sold.

For the second quarter of 2009, net income was approximately $3.9 million, a 119.3% increase, compared to approximately $1.8 million for the second quarter of 2008. Diluted earnings per share were $0.16 compared to $0.08 for the second quarter of 2009 and 2008 respectively, based up on 23.7 million and 23.2 million shares. The increase in net income during the second quarter of 2009 was a result of increased revenues and improved profitability.

The Company had an effective tax rate of 26.1% and 12.3%, for the second quarter of 2009 and 2008, respectively. The increase was primarily due to the expiration of the 50% income tax reduction on December 31, 2008.

"We are very pleased to report strong revenue and net income growth and further improvement in our gross margins which benefited from the success of our overall marketing strategy and solid sales increases, especially in Xin Aoxing Capsule. We anticipate that our strategy will increase sales and that allocating incremental dollars to our marketing budget will improve our brand while allowing us to successfully penetrate new target markets which eventually translate into both strong top and bottom-line growth," commented Mr. Ronghua Wang, Chairman and Chief Executive Officer of Biostar. "The Chinese government recently announced a new health care reform plan and will invest $123 billion between 2009 and 2011 with a stated goal of covering 90% of the urban and rural residents with basic medical insurance. With continued marketing efforts, an expanding product portfolio and strong demand for our hepatitis-B product, we are ideally positioned to capitalize on the long-term secular growth occurring in our industry."

Six Month Results

For the six months ended June 30, 2009, revenues increased approximately 27.5% to $20.7 million compared to the same period in 2008. Gross profit was approximately $14.5 million for the first six months of 2009, representing an increase of 51.9% from the first six months of 2008. Gross margins were 70.2% for the first six months of 2009 compared to 58.9% for the same period in 2008.

Income from operations was $7.8 million for the first six months of 2009, representing an increase of 87.9% over the first six months of 2008. Operating margins were 37.6% for the first six months of 2009 compared to 25.5% for the first six months of 2008. Net income was $5.7 million for the six months ended June 30, 2009, an increase of approximately 58.8% from the same period in 2008. Fully diluted earnings per share were $0.24 compared to $0.15 for the first six months of 2009 and 2008 respectively, based up on 23.7 million and 23.2 million shares.

Balance Sheet and Cash Flow

The Company had a current ratio of 3.2 to 1 and approximately $1.9 million in cash and cash equivalents on June 30, 2009 compared approximately $0.8 million in cash and cash equivalents on December 31, 2008.

Accounts receivable was approximately $15.3 million on June 30, 2009 versus approximately $11.7 million on December 31, 2008. The number of days sales outstanding (i.e. days sales in accounts receivable) increased to 134 for the six months ended June 30, 2009 from 117 for the same period last year due to slower payments of customers during the current economic slowdown.

On June 30, 2009, the Company had stockholders' equity of $29.0 million, with total assets of $36.3 million versus total liabilities of $7.3 million.

For the first six months of 2009, the Company generated approximately $1.2 million in cash from operations versus approximately $1.7 million use in operations for the same period in 2008, with the variance principally coming from the increase in net income.

Business Development

During the second quarter of 2009, Biostar finished the engineering design and commenced construction for its new raw material processing facility expected to be operational during the fourth quarter of 2009. The raw material processing facility is part of the Company's herbal plantation base. The plantation base will be utilized to service Biostar's own raw material demand ensuring the Company's product quality, lowering its overall production costs and providing incremental revenue by selling excess raw materials into the market.

During the second quarter of 2009, Biostar commenced the full implementation of the new rural cooperative medical drug supply network plan. In April, Biostar deployed over 30 salesmen to set up a network covering approximately 1,320 sales outlets in the rural areas of 10 counties located throughout the Shaanxi province. This is the initial phase of Biostar's two-year plan to build a rural supply network covering 10,000 sales outlets throughout six provinces. The goal is to build the largest regional pharmaceutical supply network in rural areas of the PRC in order to capitalize on the growth opportunity driven by an increase in disposable income of farmers and government's significant capital commitment to rural communities throughout the PRC.

Biostar received approval from the local government to produce Yizi Capsules, Tangning Capsules, and Shengjing Capsules. The Company has launched these products through its domestic market channels and initial revenues have been generated by late July, 2009.

"We are making progress on all aspects of our business. From commencing construction for our new raw material processing facility, to establishing 1,320 rural sales outlets, to receiving three new product approvals which further diversifies our portfolio, we have set the foundation for long-term growth and profitability in our business. We remain focused on introducing higher margin products and building brand value which will enable us to achieve further market share gains," concluded Mr. Wang.

Conference Call

The Company will host a conference call to discuss the 2009 second quarter financial results on Friday, August 14, 2009 at 10:30 a.m. EDT. Interested participants should call 877-941-1848 within the United States, or US +1-480-629-9722 if calling internationally. The conference ID is 4139784. It is advisable to dial in approximately 5-10 minutes prior to 10:30 a.m. EDT. This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.netor at the following link: http://viavid.net/dce.aspx?sid=00006906 .

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary in China, develops, manufactures and markets pharmaceutical and medical nutrient products for a variety of diseases and conditions. The Company's most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar manufactures two broad-based OTC products, two prescription-based pharmaceuticals and thirteen nutrients. The Company has adopted international standards and is in the process of applying for three patents.

Safe Harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our S-1 dated June 27, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, our 10-K for the year ended December 31, 2008, and other recent filings. These filings are available at http://www.sec.gov . We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

    For further information, please contact:

     Ms. Elaine Zhao, CFO
     Tel:   +1-626-456-2789
     Email: elaine@biostarpharmaceuticals.com

     John Mattio
     HC International, Inc.
     Tel:   +1-914-669-5340
     Email: john.mattio@hcinternational.net
     Web:   http://www.hcinternational.net

- FINANCIAL TABLES FOLLOW -

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$1,946,696	$758,316
Accounts receivable	15,298,959	11,700,841
Inventories	560,522	315,745
Prepaid expenses and other receivables	5,735,741	2,926,505
Total Current Assets	23,541,918	15,701,407

Property and equipment, net	5,513,242	5,930,467

Intangible assets, net	7,202,230	7,365,765

Total Assets	$36,257,390	$28,997,639

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,305,913	$2,191,976
Customer and other deposits	2,705,470	2,592,250
Value-added tax payable	918,241	527,103
Income tax payable	1,359,276	413,205
Total Current Liabilities	7,288,900	5,724,534

Commitment

Stockholders' Equity
Series A, convertible preferred stock, $0.001 par value, 5,000,000 shares authorized,
None issued and outstanding	-	-
Undesignated preferred stock, $.001 par value, 5,000,000 shares authorized,
None issued and outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares authorized,
23,240,899 shares issued and outstanding at June 30, 2009 and December 31, 2008	23,241	23,241
Additional paid-in capital	10,430,168	10,430,168
Statutory reserves	5,731,880	1,585,383
Retained earnings	12,534,367	10,996,655
Accumulated other comprehensive income	248,834	237,658
Total Stockholders' Equity	28,968,490	23,273,105

Total Liabilities and Stockholders' Equity	$36,257,390	$28,997,639

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Sales, net	$13,245,042	$9,420,774	$20,692,706	$16,231,033

Cost of sales	3,509,754	4,028,527	6,168,561	6,667,206

Gross profit	9,735,288	5,392,247	14,524,145	9,563,827

Selling, general and administrative expenses	4,271,308	3,374,617	6,751,292	5,427,295

Income from operations	5,463,980	2,017,630	7,772,853	4,136,532

Other Income (Expense)
Interest income	183	1,442	493	1,521
Interest expense	-	(15,529)	-	(29,482)
Impairment loss on building	(248,730)	-	(248,730)	-
Foreign exchange loss	(10)	-	(10)	-
Total other Income (Expense)	(248,557)	(14,087)	(248,247)	(27,961)

Income before income taxes	5,215,423	2,003,543	7,524,606	4,108,571

Provision for income taxes	1,360,246	245,577	1,840,397	529,475

Net income	$3,855,177	$1,757,966	$5,684,209	$3,579,096

Net income per common share
Basic	$0.17	$0.08	$0.24	$0.16
Diluted	$0.16	$0.08	$0.24	$0.15

Weighted average common shares outstanding
Basic	23,240,899	22,152,311	23,240,899	22,152,311
Diluted	23,659,071	23,240,899	23,659,071	23,240,899

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,684,209	$3,579,096
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	332,468	319,598
Provision for doubtful accounts	-	186,085
Impairment loss on building	248,730	-
Changes in operating assets and liabilities:
Accounts receivable	(3,582,534)	(6,163,071)
Inventories	(244,529)	(141,382)
Deposit	-	(276,775)
Prepaid expenses and other receivables	(2,799,533)	(336,134)
Accounts payable and accrued expenses	103,336	992,489
Customer and other deposits	109,774	17,218
VAT tax payable	390,657	102,520
Income tax payable	946,113	46,484
Net cash provided by (used in) operating activities	1,188,691	(1,673,872)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(439)	(21,778)
Net cash provided by (used in) Investing activities	(439)	(21,778)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by (used in) financing activities	-	-

Effect of exchange rate changes on cash and cash equivalents	128	103,769

Net Increase (Decrease) in cash and cash equivalents	1,188,380	(1,591,881)

Cash and cash equivalents, beginning balance	758,316	2,286,419

Cash and cash equivalents, ending balance	$1,946,696	$694,538

SUPPLEMENTAL DISCLOSURES:
Interest payments	$-	$29,344
Income tax payments	$480,620	$482,992